Exhibit 99
Boise Cascade Corporation Corporate Communications Department	<LOGO>
1111 West Jefferson Street PO Box 50 Boise, ID 83728 T 208 384 7990 F 208 384 7224

News Release

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Media Contact	Investor Contact
Ralph Poore Office 208 384 7294 Home 208 331 2023	Vincent Hannity Office 208 384 6390 Cell 208 890 6385

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For Immediate Release: October 8, 2003

BOISE PRE-ANNOUNCES THIRD QUARTER 2003 FINANCIAL RESULTS

            BOISE, Idaho -- Boise Cascade Corporation (NYSE:BCC) announced today that it expects to report third quarter 2003 earnings of 40 cents to 44 cents per diluted share from operations. The company will report third-quarter earnings on October 21.

            Third-quarter sales in Boise Office Solutions strengthened from second-quarter levels, as they typically have in prior years. Same-location sales growth comparisons continued their positive trend of recent quarters.

            In building products markets, Boise Building Solutions experienced sharply higher results in the third quarter, as the building season peaked.

            In our paper business, market conditions continued to be sluggish, with lower average paper prices offset by higher unit sales volumes and lower unit costs. Boise Paper Solutions' performance in the third quarter is expected to be similar to second-quarter results.

OUTLOOK

            In fourth quarter 2003, we expect the year-over-year same-location sales comparison in Boise Office Solutions to remain positive, and results should be similar to third-quarter performance. We expect building products markets to weaken seasonally and Boise Building Solutions to post lower results in the fourth quarter than in the third quarter. Finally, in our paper business, we expect market conditions to continue to be lackluster. Boise Paper Solutions' performance in the fourth quarter is likely to be similar to that of the third quarter.

            Boise delivers office, building, and paper solutions that help our customers to manage productive offices and construct well-built homes  -- two of the most important activities in our society. Boise's 24,000 employees help people work more efficiently, build more effectively, and create new ways to meet business challenges. Boise also provides constructive solutions for environmental conservation by managing natural resources for the benefit of future generations. Boise had sales of $7.4 billion in 2002. Visit the Boise website at www.bc.com.

FORWARD-LOOKING STATEMENTS

            The Outlook section of this release includes forward-looking statements. These statements are subject to a number of risk factors that could cause actual results to differ from those projected. Those factors include, among other things, changes in foreign or domestic competition; changes in the condition of both foreign and domestic economies; changes in market demand for the company's products, which may be influenced by economic vitality; changes in production capacity across paper and wood products markets; the number of housing starts affected by changing interest rates; changes in cost structure; and other factors included in our filings with the Securities and Exchange Commission.